Exhibit 99.2

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Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Industries Increases Cash Dividend by 100% and Declares Two-for-One Stock Split

Woodland Park, New Jersey, July 17, 2014 - Cytec Industries Inc. (NYSE:CYT) announced today two significant decisions for shareholders. The first was that the company’s Board of Directors declared an increase in the quarterly cash dividend from $0.125 to $0.25 per share on the common stock of the company. The cash dividend is payable on August 25, 2014 to shareholders of record as of August 11, 2014 and will be paid on the pre-split shares.

Shane Fleming, Chairman, President, and Chief Executive Officer commented, “We are pleased to provide our shareholders with this significant increase in our dividend. We believe the potential for our portfolio of businesses for increasing earnings and cash flow provides us the opportunity to invest in our businesses, maintain and improve our strong balance sheet while also delivering increased value and returns for our shareholders.”

The second decision was that the company’s Board of Directors declared a two-for-one split of the company’s common stock to be paid as a stock dividend. Shareholders of record as of the close of business on September 2, 2014 will receive one additional share of common stock for each share of common stock they own, payable on September 17, 2014. As of today, Cytec has approximately 35,900,000 shares of common stock outstanding, or post-split, approximately 71,800,000 shares of common stock outstanding.

This will be the Company’s second stock split since it went public in 1993.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering

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products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com